As filed with the Securities and Exchange Commission on April 19, 2007

Registration No. 333-140115

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 3

to

Form S-1

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

CARDIOMEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware	3841	58-2621266
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

75 Fifth Street, N.W., Suite 440

Atlanta, GA 30308

(404) 920-6700

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jay S. Yadav, M.D.

Chairman of the Board and Chief Executive Officer

75 Fifth Street, N.W., Suite 440

Atlanta, GA 30308

(404) 920-6700

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Frank F. Rahmani, Esq. John T. McKenna, Esq. Cooley Godward Kronish LLP Five Palo Alto Square 3000 El Camino Real Palo Alto, CA 94306-2155 (650) 843-5000	Charles K. Ruck, Esq. B. Shayne Kennedy, Esq. Latham & Watkins LLP 650 Town Center Drive, 20th Floor Costa Mesa, CA 92626-1925 (714) 540-1235

Approximate date of commencement of proposed sale to the public:    As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 3 to the Registration Statement on Form S-1 (File No. 333-140115) is being filed solely for the purpose of (a) amending “Part II—Item 16. Exhibits and Financial Statement Schedules” and “Part II—Exhibit Index” and (b) filing herewith Exhibits 1.1 and 5.1 to the Registration Statement. This Amendment No. 3 does not modify any provision of the prospectus that forms a part of the Registration Statement and accordingly such prospectus has been omitted from this filing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.	Other Expenses of Issuance and Distribution.

The following table sets forth all costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of the common stock being registered. All amounts shown are estimates except for the SEC registration fee, the NASD filing fee and the NASDAQ Global Market filing fee.

Amount to be Paid
SEC registration fee	$9,547
NASD filing fee	9,125
NASDAQ Global Market filing fee	105,000
Blue sky qualification fees and expenses	15,000
Printing and engraving expenses	125,000
Legal fees and expenses	950,000
Accounting fees and expenses	550,000
Transfer agent and registrar fees and expenses	20,000
Miscellaneous expenses	116,328

Total	$1,900,000

ITEM 14.	Indemnification of Directors and Officers.

We are incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law provides that a Delaware corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer, director, employee or agent of such corporation, or is or was serving at the request of such person as an officer, director, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who are, or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director has actually and reasonably incurred. Our amended and restated certificate of incorporation and amended and restated bylaws, each of which will become effective upon the closing of this offering, provide for the indemnification of our directors and officers to the fullest extent permitted under the Delaware General Corporation Law.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability for any:

•	transaction from which the director derives an improper personal benefit;

•	act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payment of dividends or redemption of shares; or

•	breach of a director’s duty of loyalty to the corporation or its stockholders.

Our amended and restated certificate of incorporation and amended and restated bylaws include such a provision. Expenses incurred by any officer or director in defending any such action, suit or proceeding in advance of its final disposition shall be paid by us upon delivery to us of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified by us.

Section 174 of the Delaware General Corporation Law provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved, or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

As permitted by the Delaware General Corporation Law, we have entered into indemnity agreements with each of our directors and executive officers, that require us to indemnify such persons against any and all expenses (including attorneys’ fees), witness fees, damages, judgments, fines, settlements and other amounts incurred (including expenses of a derivative action) in connection with any action, suit or proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director, an officer or an employee of our company or any of our affiliated enterprises, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to our best interests and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

At present, there is no pending litigation or proceeding involving any of our directors or executive officers as to which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

We have an insurance policy covering our officers and directors with respect to certain liabilities, including liabilities arising under the Securities Act or of 1933, as amended, or the Securities Act, otherwise.

We plan to enter into an underwriting agreement which provides that the underwriters are obligated, under some circumstances, to indemnify our directors, officers and controlling persons against specified liabilities, including liabilities under the Securities Act.

ITEM 15.	Recent Sales of Unregistered Securities.

The following sets forth information regarding all unregistered securities sold since the Registrant’s inception through March 31, 2007:

(1)	Since inception through March 31, 2007, the Registrant granted stock options to purchase 2,456,888 shares of common stock and a stock award of 972 shares of common stock to employees, consultants and directors pursuant to its 2001 Equity Incentive Plan. Of these options, 171,834 shares have been cancelled without being exercised, 172,498 have been exercised of which no shares have been repurchased and 2,112,556 remain outstanding.

(2)	In March 2001, the Registrant issued an aggregate of 2,000,000 shares of its common stock to two co-founders and an accredited investor, at $0.03 per share, in exchange for cancellation of indebtedness and the assignment of certain intellectual property. The Registrant also issued 35,000 shares of its common stock to an accredited investor in consideration for granting a license under certain patent rights.

(3)	In May 2001, the Registrant issued 950,000 shares of its common stock to a co-founder, at $0.06 per share, in exchange for cancellation of indebtedness and the assignment of certain intellectual property.
(4)	In August 2001, the Registrant issued an aggregate of 951,659 shares of its Series A convertible preferred stock to twenty-nine accredited investors, at $1.80 per share, for an aggregate purchase price of $1,713,012.

(5)	In December 2001, the Registrant issued 49,775 shares of its common stock in the aggregate recorded value of $8,960 to an accredited investor in consideration for the accredited investor granting a license under certain patent rights.

(6)	In December 2001, the Registrant issued an aggregate of 109,221 shares of its Series A convertible preferred stock to four accredited investors, at $1.80 per share, for an aggregate purchase price of $196,600.

(7)	In February 2002, the Registrant issued 49,999 shares of its common stock to two consultants of the Registrant, at $0.18 per share, for an aggregate purchase price of $9,000.

(8)	In February 2002, the Registrant issued an aggregate of 335,716 shares of its Series A convertible preferred stock to thirteen accredited investors, at $1.80 per share, for an aggregate purchase price of $604,299.

(9)	In January 2002, the Registrant issued 35,000 shares of its common stock in the aggregate recorded value of $6,300 to an accredited investor as payment for consulting services and the assignment of certain intellectual property.

(10)	In November 2003, the Registrant issued 4,671,630 shares of its Series B redeemable convertible preferred stock to twenty-three accredited investors, at $2.88 per share, for an aggregate purchase price of $13,454,313.

(11)	In April 2004, the Registrant issued a warrant to purchase up to 8,680 shares of its Series B redeemable convertible preferred stock to an accredited investor with an exercise price of $2.88 per share.

(12)	In November 2005, the Registrant issued 3,778,882 shares of its Series C redeemable convertible preferred stock to fifteen accredited investors, at $4.20 per share, for a purchase price of $15,871,325.

(13)	In September 2006 and October 2006, the Registrant issued an aggregate of 3,634,884 shares of its Series D redeemable convertible preferred stock to twenty-three accredited investors, at $6.21 per share, for an aggregate purchase price of $22,572,681.

(14)	In January 2007, the Registrant issued 13,333 shares of its common stock to an accredited investor in consideration for granting additional rights under an existing license of certain patent rights.

The offers, sales and issuances of the securities described in Item 15(1) were deemed to be exempt from registration under the Securities Act under either (1) Rule 701 promulgated under the Securities Act as offers and sale of securities pursuant to certain compensatory benefit plans and contracts relating to compensation in compliance with Rule 701 or (2) Section 4(2) of the Securities Act as transactions by an issuer not involving any public offering. The recipients of securities in each of these transactions represented their intention to acquire the securities for investment only and not with view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and instruments issued in such transactions. All recipients had adequate access, through their relationships with us, to information about us.

The offers, sales, and issuances of the securities described in Items 15(2) through 15(14) were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act and Regulation D promulgated thereunder as transactions by an issuer not involving a public offering. The recipients of securities in each of these transactions acquired the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the securities issued in these transactions. Each of the recipients of securities in these transactions was an accredited or sophisticated person and had adequate access, through employment, business or other relationships, to information about us.

ITEM 16.	Exhibits and Financial Statement Schedules.

(a) Exhibits.

Exhibit Number	Description of Document

1.1	Form of Underwriting Agreement.

3.1*	Amended and Restated Certificate of Incorporation of the Registrant, dated April 4, 2007, currently in effect.

3.2*	Form of Amended and Restated Certificate of Incorporation of the Registrant to be effective upon the closing of this offering.

3.3*	Bylaws of the Registrant, currently in effect.

3.4*	Form of Amended and Restated Bylaws of the Registrant to be effective upon the closing of this offering.

4.1*	Reference is made to exhibits 3.1 through 3.4.

4.2*	Specimen Common Stock Certificate.

4.3*	Form of Warrant to purchase shares of Series B convertible preferred stock.

5.1	Opinion of Cooley Godward Kronish LLP.

10.1+*	Form of Indemnity Agreement for Directors and Executive Officers.

10.2+*	2001 Equity Incentive Plan.

10.2.1+*	Form of Option Agreement and Form of Option Grant Notice under 2001 Equity Incentive Plan.

10.3+*	2006 Equity Incentive Plan.

10.3.1+*	Form of Option Agreement and Form of Option Grant Notice under 2006 Equity Incentive Plan.

10.3.2+*	Form of Option Agreement and Form of Option Grant Notice for Non-Employee Directors under 2006 Equity Incentive Plan.

10.4+*	2006 Employee Stock Purchase Plan.

10.5*	Rental Agreement, by and between the Registrant and Georgia Advanced Technology Ventures, dated August 17, 2005, as amended October 18, 2005 March 6, 2006 and November 14, 2006.

10.6*	Rental Agreement, by and between the Registrant and the Board of Regents of the University System of Georgia by and on behalf of Georgia Institute of Technology/Advanced Technology Development Center, dated February 7, 2006, as amended April 26, 2006 and September 1, 2006.

10.7*	License Agreement, by and between the Registrant and Georgia Institute of Technology, dated March 27, 2001, as amended on October 31, 2003 and January 17, 2007.

10.8*	Exclusive Patent License Agreement, by and between the Registrant and Massachusetts Institute of Technology, dated August 1, 2001.

10.9*	Loan and Security Agreement, by and between the Registrant and Silicon Valley Bank, dated April 27, 2004.

10.10#*	License and Development Agreement, by and between the Registrant and Medtronic, Inc., dated November 18, 2005.

10.11#*	Supply Agreement, by and between the Registrant and Medtronic, Inc., dated November 18, 2005.

10.12+*	Consulting Agreement, by and between Registrant and Mark G. Allen, Ph.D., dated May 31, 2001, as amended on November 10, 2003 and January 17, 2007.

10.13+*	Offer Letter Agreement, by and between the Registrant and Matthew Borenzweig, dated December 12, 2005, as amended on January 17, 2007.

Exhibit Number	Description of Document

10.14+*	Offer Letter Agreement, by and between the Registrant and Harold W. Ingalls, dated August 7, 2006, as amended on January 17, 2007.

10.15+*	Employment Agreement, by and between Registrant and Jay S. Yadav, M.D., dated January 17, 2007.

10.16+*	Employment Agreement, by and between Registrant and Sandeep S. Yadav, dated January 17, 2007.

10.17+*	Employment Agreement, by and between Registrant and David R. Stern, dated January 17, 2007.

10.18*	Amended and Restated Investor Rights Agreement, dated September 18, 2006, between Registrant and certain of its securityholders.

10.19+*	Non-Employee Director Compensation Arrangements.

23.1*	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Cooley Godward Kronish LLP. Reference is made to Exhibit 5.1.

24.1*	Power of Attorney.

*	Previously filed.
†	To be filed by amendment.
+	Indicates management contract or compensatory plan.
#	Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.

(b)	Financial Statement Schedules.

No financial statement schedules are provided because the information called for is not required or is shown either in the financial statements or the notes thereto.

ITEM 17.	Undertakings.

The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

That, for the purpose of determining liability under the Securities Act to any purchaser, if the Registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the Registration Statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the Registration Statement or made in a document incorporated or deemed incorporated by referenced into the Registration Statement or prospectus that is part of the Registration Statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the Registration Statement or prospectus that was part of the Registration Statement or made in any such document immediately prior to such date of first use.

That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Amendment No. 3 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on the 19th day of April, 2007.

CARDIOMEMS, INC.

By:	/S/ JAY S. YADAV, M.D.
JAY S. YADAV, M.D. Chairman of the Board and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Amendment No. 3 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ JAY S. YADAV, M.D. Jay S. Yadav, M.D.	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	April 19, 2007

/S/ HAROLD W. INGALLS Harold W. Ingalls	Chief Financial Officer (Principal Financial and Accounting Officer)	April 19, 2007

* Mark G. Allen, Ph.D.	Chief Technical Officer and Director	April 19, 2007

* David R. Stern	Senior Vice President, Research and Development and Director	April 19, 2007

* Patrick J. Fortune, Ph.D.	Director	April 19, 2007

* John J. Huntz, Jr.	Director	April 19, 2007

* Muhit U. Rahman	Director	April 19, 2007

* Marvin L. Woodall	Director	April 19, 2007

* Lee R. Wrubel, M.D.	Director	April 19, 2007

*By:	/S/ JAY S. YADAV, M.D.
Jay S. Yadav, M.D.
Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description of Document

1.1	Form of Underwriting Agreement.

3.1*	Amended and Restated Certificate of Incorporation of the Registrant, dated April 4, 2007, currently in effect.

3.2*	Form of Amended and Restated Certificate of Incorporation of the Registrant to be effective upon the closing of this offering.

3.3*	Bylaws of the Registrant, currently in effect.

3.4*	Form of Amended and Restated Bylaws of the Registrant to be effective upon the closing of this offering.

4.1	Reference is made to exhibits 3.1 through 3.4.

4.2*	Specimen Common Stock Certificate.

4.3*	Form of Warrant to purchase shares of Series B convertible preferred stock.

5.1	Opinion of Cooley Godward Kronish LLP.

10.1+*	Form of Indemnity Agreement for Directors and Executive Officers.

10.2+*	2001 Equity Incentive Plan.

10.2.1+*	Form of Option Agreement and Form of Option Grant Notice under 2001 Equity Incentive Plan.

10.3+*	2006 Equity Incentive Plan.

10.3.1+*	Form of Option Agreement and Form of Option Grant Notice under 2006 Equity Incentive Plan.

10.3.2+*	Form of Option Agreement and Form of Option Grant Notice for Non-Employee Directors under 2006 Equity Incentive Plan.

10.4+*	2006 Employee Stock Purchase Plan.

10.5*	Rental Agreement, by and between the Registrant and Georgia Advanced Technology Ventures, dated August 17, 2005, as amended October 18, 2005 March 6, 2006 and November 14, 2006.

10.6*	Rental Agreement, by and between the Registrant and the Board of Regents of the University System of Georgia by and on behalf of Georgia Institute of Technology/Advanced Technology Development Center, dated February 7, 2006, as amended April 26, 2006 and September 1, 2006.

10.7*	License Agreement, by and between the Registrant and Georgia Institute of Technology, dated March 27, 2001, as amended on October 31, 2003 and January 17, 2007.

10.8*	Exclusive Patent License Agreement, by and between the Registrant and Massachusetts Institute of Technology, dated August 1, 2001.

10.9*	Loan and Security Agreement, by and between the Registrant and Silicon Valley Bank, dated April 27, 2004.

10.10#*	License and Development Agreement, by and between the Registrant and Medtronic, Inc., dated November 18, 2005.

10.11#*	Supply Agreement, by and between the Registrant and Medtronic, Inc., dated November 18, 2005.

10.12+*	Consulting Agreement, by and between Registrant and Mark G. Allen, Ph.D., dated May 31, 2001, as amended on November 10, 2003 and January 17, 2007.

10.13+*	Offer Letter Agreement, by and between the Registrant and Matthew Borenzweig, dated December 12, 2005, as amended on January 17, 2007.

10.14+*	Offer Letter Agreement, by and between the Registrant and Harold W. Ingalls, dated August 7, 2006, as amended on January 17, 2007.

10.15+*	Employment Agreement, by and between Registrant and Jay S. Yadav, M.D., dated January 17, 2007.

Exhibit Number	Description of Document

10.16+*	Employment Agreement, by and between Registrant and Sandeep S. Yadav, dated January 17, 2007.

10.17+*	Employment Agreement, by and between Registrant and David R. Stern, dated January 17, 2007.

10.18*	Amended and Restated Investor Rights Agreement, dated September 18, 2006, between Registrant and certain of its securityholders.

10.19+*	Non-Employee Director Compensation Arrangements.

23.1*	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Cooley Godward Kronish LLP. Reference is made to Exhibit 5.1.

24.1*	Power of Attorney.

*	Previously filed.
†	To be filed by amendment.
+	Indicates management contract or compensatory plan.
#	Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.

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